Exhibit (4)

This is an excerpt of the original “AUTHORIZED SIGNATURES” issued by The Bank of Ikeda, Ltd. in October 2008.

THE BANK OF IKEDA, LTD.

RE: AUTHORIZED SIGNATURES

Gentlemen:

We are pleased to furnish you herein with the list of specimen signatures of the directors, executive officers, and other officers authorized to sign on behalf of this bank.

Please note that all documents emanating from this bank require only one signature appearing herein.

Yours very truly,

/s/ Moritaka Hattori
Moritaka HATTORI
President and CEO

Excerpt from Authorized Signatures list

/s/ Nobuyoshi Hanakawa

Mr. Nobuyoshi HANAKAWA

/s/ Atsushi Otsuka

Mr. Atsushi OTSUKA